Exhibit 15.2

Consent of Haiwen & Partners

March 12, 2026

Sohu.com Limited

18/F, SOHU.com Media Plaza

Block 3, No. 2 Kexueyuan South Road

Haidian District

Beijing 100190

People’s Republic of China

Subject: Consent of Haiwen & Partners

We hereby consent to the filing of this consent letter as an exhibit to the annual report on Form 20-F of Sohu.com Limited (the “Company”) for the Company’s fiscal year ended December 31, 2025 being filed with the U.S. Securities and Exchange Commission on or about March 12, 2026 (the “Form 20-F”).

We also hereby consent to the use of our firm name and summaries of our firm’s opinions under the headings “Information on the Company - Governmental Regulation and Legal Uncertainties” in the Form 20-F.

Yours faithfully,

/s/ Haiwen & Partners
Haiwen & Partners